2010 Key Employee Incentive Plan:
Executive

Bonus Target:

Functional VP Target:	27% of Base Salary at Plan
Corporate VP Target:	39% of Base Salary at Plan
CEO Bonus Target:	58% of Base Salary at Plan

Bonus Payout Variables:

The bonus pool will be based on ten percent (10%) of “non-GAAP Profit Before Tax (PBT)” if achievement is more than 70% of planned “non-GAAP PBT”, and the bonus pool will be based on five percent (5%) of “non-GAAP PBT” if achievement is between 50% and 70% of planned “non-GAAP PBT”. “Non-GAAP PBT” is defined by the annual operating plan. For the purposes of calculating the Incentive Plan bonus pool for FY 2010, the following items will be excluded from the “GAAP PBT” calculation to determine “non-GAAP PBT”: (1) stock based compensation, (2) restructuring expenses, (3) Pigeon Point amortization of intangibles and retention bonuses, and (4) additional costs associated with the CEO search and any duplicate compensation (the new CEO in FY 2010). The Compensation Committee may, at its discretion, adjust the calculation of “non-GAAP PBT” (for the purpose of calculating Incentive Plan bonuses) either up or down due to an extraordinary event. Such adjustment will only be made after due consideration of the cause of the event and the degree of management influence over the event.

CEO Discretionary Factor:

After weighting the bonus award the CEO has the discretion to modify the bonus to reflect the Executive’s individual performance. The allocated bonus amount may be increased by up to 120% or reduced by any percentage up to a 100% reduction, as long as the total amount paid to the executives as a group is not exceeded.

Threshold for Payout

No bonuses shall be paid if the “non-GAAP PBT” (as defined above) is less than 50% of planned “non-GAAP PBT” as defined above.

Eligibility:

Executives must be employed on the date of bonus payment to be eligible for the Incentive Bonus payment. Any Executive on Leave of Absence over 12 weeks during the fiscal year will have pro-rated eligibility.

Maximum Payout:

The total bonus payments under all Key Employee Incentive Plans may not exceed 10% of “non-GAAP PBT” as defined in this document.